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ITEM 1123 ANNUAL STATEMENT OF COMPLIANCE
EMC MORTGAGE CORPORATION
I, Mark T. Novachek and Michelle Viner as Officers of EMC Mortgage Corporation ("EMC")
as Master Servicer pursuant to the Prime Mortgage Trust 2007-1 (the "Agreement") hereby certify that:
1.
A review of EMC Master Servicing activities during the period from and including
March 1, 2007 through and including December 31, 2007 (the "Reporting Period")
and EMC's Master Servicing performance under the Agreement has been made under my supervision.
2.
To the best of my knowledge, based on such review, EMC Master Servicing has fulfilled all of its obligation under the Agreement in all material respects throughout the Reporting Period in all material respects.
IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 14th day of March 2008.

/s/ Mark T. Novachek
Mark T. Novachek
Senior Vice President

/s/ Michelle Viner
Michelle Viner
Manager-Vice President